UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EASTERN VIRGINIA BANKSHARES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

April 16, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Eastern Virginia Bankshares, Inc. to be held on Thursday, May 17, 2012 at 10:00 a.m. at King William Ruritan Club, 156 Ruritan Lane, King William, Virginia.

At the Annual Meeting, you will be asked to elect thirteen directors for terms of one year each, to approve on an advisory (non-binding) basis the compensation of the named executive officers, and to ratify the appointment of Yount, Hyde & Barbour, P.C. as independent registered public accountant for 2012. Enclosed with this letter is a formal notice of the 2012 Annual Meeting, a Proxy Statement for the 2012 Annual Meeting and a proxy card.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope or, if you are a shareholder of record, you may follow the instructions on the enclosed proxy card to vote your shares by telephone or Internet. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will accept our invitation to join us for a coffee reception and opportunity to meet your management team immediately following the Annual Meeting.

Sincerely,

/s/ Joe A. Shearin

Joe A. Shearin
President and Chief Executive Officer

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Eastern Virginia Bankshares, Inc. (the “Company”) will be held on Thursday, May 17, 2012, at 10:00 a.m. at the King William Ruritan Club, 156 Ruritan Lane, King William, Virginia, for the following purposes:

1.	To elect thirteen directors to serve for terms of one year each expiring at the 2013 annual meeting of shareholders;

2.	To approve on an advisory (non-binding) basis the compensation of the named executive officers;

3.	To ratify the Audit and Risk Oversight Committee’s appointment of Yount, Hyde & Barbour, P.C. as independent registered public accountant of the Company for 2012; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of shares of common stock of record at the close of business on April 4, 2012, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

/s/ Patricia Gallagher

Patricia Gallagher
Corporate Secretary

April 16, 2012

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage-paid envelope or, if you are a shareholder of record, follow the instructions on the enclosed proxy card to vote your shares by telephone or Internet, whether or not you plan to attend the Annual Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered (provided that shareholders who hold their shares in “street name” through a bank, broker or other holder of record and plan to vote in person at the Annual Meeting, should contact their bank, broker or agent for a legal proxy or broker’s proxy card to bring to the meeting as proof of their authority to vote the shares).

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 17, 2012:

The proxy statement and the Company’s 2011 Annual Report to Shareholders are available at www.bankevb.com/2012proxy.

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

May 17, 2012

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Eastern Virginia Bankshares, Inc. (the “Company”, “we”, “us” or “our”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 17, 2012, at 10:00 a.m., at the King William Ruritan Club, 156 Ruritan Lane, King William, Virginia and any adjournment or postponement thereof.

To obtain directions to attend the Annual Meeting and vote in person, please contact Cheryl Wood, Executive Administrative Assistant/Shareholder Relations, at (804) 443-8422.

GENERAL INFORMATION

Voting and Revocation of Proxies

It is expected that this Proxy Statement and the enclosed proxy card or voting instructions will be mailed on or about April 16, 2012 to all shareholders entitled to vote at the Annual Meeting. Shareholders of record that receive a printed proxy card from the Company should vote their shares by marking, signing and returning the printed proxy card in the enclosed envelope, or by following the instructions on the proxy card to vote their shares by telephone or Internet. Shareholders of record may vote their shares by telephone or Internet at any time prior to 3 a.m. on May 17, 2012. Shareholders that hold shares through a bank, broker or other holder of record will receive materials or instructions for voting their shares from the bank, broker or other holder of record.

Any shareholder of record who executes a proxy (including by voting shares by telephone or Internet) has the power to revoke it at any time before it is exercised by written notice to the Secretary of the Company, by executing and delivering a proxy dated as of a later date, by following the instructions on the proxy card to submit a later vote by telephone or Internet, or by voting in person at the Annual Meeting. Any shareholder that holds shares through a bank, broker or other holder of record should contact the bank, broker or agent to revoke the proxy or change the voting instructions. Banks, brokers and other holders of record may also offer telephone voting or internet voting options. Any shareholder that holds shares through a bank, broker or other holder of record and plans to vote in person at the Annual Meeting should contact the bank, broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the meeting in order to vote in person.

Voting Rights of Shareholders

On April 4, 2012, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 6,032,527 shares of common stock issued and outstanding. Each outstanding share of common stock is entitled to one vote on each matter to be acted upon at the Annual Meeting. A majority of the shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Only shareholders of record at the close of business on April 4, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

A shareholder may abstain or with respect to the election of directors withhold his or her vote (collectively, “Abstentions”), with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as votes in favor of or against the relevant item.

Except for certain items for which brokers are prohibited from exercising their discretion, a broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker non-votes will not be counted as voting in favor of or against the particular matter. A broker is prohibited from voting on the election of directors or the advisory approval of compensation of the Company’s named executive officers without instructions from the beneficial owner as they are not considered “routine” matters and, therefore, there may be broker non-votes on Proposals One and Two. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to the ratification of the independent registered public accountant, which is considered a “routine” matter and, therefore, no broker non-votes are expected in connection with Proposal Three.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card intend to vote the shares represented by such proxy, to the extent entitled, in accordance with their best judgment with respect to such other matters.

Solicitation of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Thirteen directors will be elected at the Annual Meeting. The individuals listed below are nominated by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors for election at the Annual Meeting, and each nominee is currently serving as a member of the Board of Directors. Joe A. Shearin, President and Chief Executive Officer of the Company, is a nominee as provided in his employment agreement with the Company.

Current director F. Warren Haynie, Jr. has chosen to retire from the Board of Directors at the 2012 Annual Meeting. The Company is grateful for the contributions Mr. Haynie has made through his years of distinguished service on the Board of Directors. The Board of Directors has begun the process of identifying a candidate to join the Board of Directors as the fourteenth member, subject to regulatory approval. Until the Board of Directors identifies such a candidate and that candidate obtains regulatory approval, the size of the Board of Directors will be reduced to thirteen members effective immediately upon Mr. Haynie’s retirement.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors. Broker non-votes and abstentions will have no effect on this proposal. If a proxy specifies how the shares are to be voted on this proposal, the shares will be voted in accordance with such specifications. If a shareholder returns a proxy card but fails to specify how to vote his or her shares with respect to this proposal, the shares represented by the proxy will be voted for each of the thirteen director nominees named below.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age, the year each individual was first elected to the Board of Directors, business experience in the past five years and qualifications and attributes that lead the

Board to conclude that the nominee should serve as a director. The Company is the holding company for EVB, our subsidiary bank. Any references in this proxy to EVB or the “Bank” are to our subsidiary bank.

Nominees for Election to Serve Until the 2013 Annual Meeting

Name and Age	Director of the Company Since	Qualifications and Previous Five-Years Business Experience

W. Rand Cook (58)……………	1997	Mr. Cook serves as Chairman of the Board of Directors and is a Partner in the law firm of McCaul, Martin, Evans and Cook, P.C. Mr. Cook holds both MBA and JD degrees, and maintains an active law practice that focuses on corporate law and debtor and creditor rights. Mr. Cook brings experience in corporate governance, strategic planning and financial planning to the Board of Directors, and his legal background gives Mr. Cook valuable insight into various legal risks that the Company may encounter. Additionally, Mr. Cook actively works with the Virginia General Assembly, which gives Mr. Cook a unique perspective on state legislative and regulatory environments.

F. L. Garrett, III (71)……………	1997	Mr. Garrett serves as Vice Chairman of the Board of Directors and previously served as Chairman of the Board of Directors of a predecessor of the Bank. Mr. Garrett has served as a director of the Bank and a predecessor of the Bank since 1982. Mr. Garrett owns Harborside Storage, a boat storage company and is an active realtor in Essex County, Virginia and neighboring areas. As a local business owner and a successful realtor, Mr. Garrett contributes to the Board of Directors a strong sense of changing economic and market conditions in the Company’s market areas. Mr. Garrett has also developed extensive knowledge of our business during his extended service to the Company, the Bank and one of the Bank’s predecessors.

W. Gerald Cox (61)………………..	2010	Although first elected to the Board of Directors in 2010, Mr. Cox has served as a director of the Bank and a predecessor of the Bank since 1988. Mr. Cox is an active realtor in the Company’s market areas and is the former owner of Twin Rivers Realty in King William County, Virginia. Mr. Cox contributes to the Board of Directors an extensive knowledge of local real estate markets and strategic management experience that he developed while operating Twin Rivers Realty.

Michael E. Fiore, P.E. (67)……………	2010	Mr. Fiore has served as President and co-owner of Resource International, LTD, a civil engineering firm since 1979, and has served as a director of the Bank and a predecessor of the Bank since 2000. Mr. Fiore brings to the Board of Directors valuable experience managing corporate budgets, marketing plans, sales plans and personnel issues, and conducting contractual negotiations and negotiations with county and city government officials.

Ira C. Harris Ph.D., CPA (52)……	2004	Dr. Harris is a member of the faculty of the McIntire School of Commerce at the University of Virginia in Charlottesville, Virginia. Dr. Harris holds a Ph.D. in strategic management and is a certified public accountant. For seven years, Dr. Harris worked as a CPA for a large public accounting firm, and has owned and operated Store-Tel Storage in Tappahannock, Virginia since 2003. Dr. Harris’ accounting experience and extensive strategic management knowledge bring a valuable business perspective to the Board of Directors’ deliberations and decision making processes.

Eric A. Johnson (58)………………	2010	Mr. Johnson has served as a real estate broker with Mason Realty in Middlesex, Virginia since 1976 and as a director of the Bank and a predecessor of the Bank since 1988. In addition, Mr. Johnson previously owned Urbanna Market and Urbanna Builders Supply, both of which generated multi-million dollar annual sales. Mr. Johnson brings experience in local real estate markets to the Board of Directors, as well as entrepreneurial spirit, business judgment and knowledge of local business markets that he has developed through his business ventures.

W. Leslie Kilduff, Jr. (61)……………..	2010	Mr. Kilduff serves as a Principal in the law firm of W. Leslie Kilduff, Jr., PLC and has served as a director of the Bank and a predecessor of the Bank since 2004. Mr. Kilduff has developed experience in the areas of finance, business and liability issues, as well as legal risks facing the Company, which contributes valuable perspectives to Board deliberations.

William L. Lewis (61)..............	1997	Mr. Lewis serves as Principal in the law firm of William L. Lewis, PC and has served as a director of the Bank and a predecessor of the Bank since 1989. Mr. Lewis contributes to the Board of Directors valuable experience and perspectives developed through his legal practice, particularly in the areas of estate planning.

Charles R. Revere (73)............	2002	Mr. Revere serves as President and CEO of Revere Gas and Appliance, a privately owned business with offices in 17 counties. Mr. Revere has also served as a director of the Bank and a predecessor of the Bank since 1988. Revere Gas and Appliance operates in market areas that possess similar characteristics to the Company’s market area, which enables Mr. Revere to contribute valuable insights on the business conditions and trends in the Company’s market area. Mr. Revere also brings to the Board of Directors significant business management experience.

Joe A. Shearin (55)................	2003	Mr. Shearin has served as President and Chief Executive Officer of the Company since 2002. Mr. Shearin has 33 years of bank management experience including commercial, retail, marketing, sales, strategic planning, credit administration, risk management and asset/liability management. Mr. Shearin also has experience managing troubled banks that have focused significant efforts on regulatory compliance initiatives. Mr. Shearin’s significant management experience and expertise in regulatory compliance matters is invaluable to the Board of Directors and provides key insights into business strategies and operational decisions considered by the Board of Directors.

Howard R. Straughan, Jr. (82)….	2001	Mr. Straughan is a retired banker, having formerly served as a senior vice president and trust officer at Southeast Bank in Miami, Florida. Before serving Southeast Bank, he was senior vice president and trust officer of United Carolina Bank, a predecessor bank that was acquired by BB&T. Mr. Straughan has served as a director of the Bank and a predecessor of the Bank since 1994. Mr. Straughan contributes to the Board of Directors broad experience in many areas of banking with particular knowledge in compensation management, audit and investments.

Leslie E. Taylor, CPA (63)…………...	2000	Mr. Taylor is owner and President of Leslie E. Taylor, CPA PC, focusing on personal and small business relationships. Mr. Taylor has also served as a director of the Bank and a predecessor of the Bank since 1989. Mr. Taylor brings to the Board of Directors experience in auditing, reviewing and analyzing financial statements and a clear understanding of the critical importance of maintaining effective internal controls. Mr. Taylor also makes significant contributions to the Company’s corporate governance as the Chairman of the Audit and Risk Oversight Committee and as that committee’s financial expert.

Jay T. Thompson, III (55)………	2000	Mr. Thompson owns Mechanicsville Drug in Hanover, Virginia and is a licensed pharmacist. In addition, Mr. Thompson owns and manages a variety of residential and commercial real estate properties in the Company’s market area, and has previously served as Chairman of the Board of Directors of a predecessor of the Bank. Mr. Thompson has served as a director of the Bank and a predecessor of the Bank since 2000. By managing his business and real estate interests, Mr. Thompson has developed financial and business acumen and experience with local business markets that he contributes to Board deliberations.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION LISTED ABOVE.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Board of Directors and its Committees

There were four regular meetings and one special meeting of the Board of Directors in 2011. Each director attended at least 75% or greater of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2011.

The Board of Directors has, among others, a standing Executive Committee, Audit and Risk Oversight Committee, Regulatory Compliance Oversight Committee, and Nominating and Corporate Governance Committee. Because all the Company’s employees are also employees of the Bank, the Compensation Committee is a committee of the Bank’s Board of Directors.

Executive Committee. The Executive Committee acts for the Board of Directors when the Board is not in session, and consists of W. Rand Cook (Chairman), F. L. Garrett, III, Eric A. Johnson, Charles R. Revere and Howard R. Straughan, Jr. The Executive Committee met once during 2011.

Leadership Structure of Board and Risk Oversight

The Company’s Board of Directors believes that the Company and its shareholders are best served by a leadership structure with separate positions for Chairman and Chief Executive Officer. The Board maintains separate positions for Chairman and Chief Executive Officer in order to clearly distinguish between the duties and responsibilities of the Board of Directors and those of the Chief Executive Officer. Separating these positions allows the Chief Executive Officer to focus on day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Chief Executive Officer reports to the Board of Directors. The Company does not have a designated lead independent director, as the Chairman functions in that capacity. In accordance with our bylaws, our Board of Directors elects our Chief Executive Officer and our Board Chairman. The Chairman is selected from the independent directors.

The Company’s Board of Directors maintains a key role in the oversight of risk. The Board of Directors, as a whole and through its committees, is responsible for general oversight of risk management, while management is responsible for the day-to-day management of risks the Company faces. In its oversight role, the Board of Directors has the responsibility to monitor whether the risk management processes designed and implemented by management are adequate and functioning as designed.

Audit and Risk Oversight Committee. The Audit and Risk Oversight Committee acts for the Board to appoint an independent registered public accounting firm, review and monitor the internal auditors, to approve the scope of the independent and internal auditors’ audits, to review the reports of examination by both independent and internal auditors and regulatory agencies, and to issue periodic reports to the Board of Directors. The Audit and Risk Oversight Committee consists entirely of directors who meet the independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”). The Audit and Risk Oversight Committee is composed of Leslie E. Taylor, CPA (Chairman), Ira C. Harris, Ph.D., CPA, F. Warren Haynie, Jr., Charles R. Revere and Howard R. Straughan, Jr. The Board of Directors has determined that Audit and Risk Oversight Committee Chairman Leslie E. Taylor, CPA fulfills the applicable standard as an independent audit committee financial expert. The Audit and Risk Oversight Committee operates under a Charter adopted by the Board of Directors that is available on the Company’s web page at www.evb.org. The Audit and Risk Oversight Committee met eight times during 2011. For additional information, see “Audit and Risk Oversight Committee Report” below.

Our Board of Directors is charged with providing oversight of our risk management processes. The Audit and Risk Oversight Committee is primarily responsible for overseeing our risk management function on behalf of the Board. In carrying out its responsibilities, the Audit and Risk Oversight Committee works closely with our Chief Risk Officer and other members of our enterprise risk management team. The Audit and Risk Oversight Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, operations and regulatory compliance, among others), and the processes in place to monitor and control such risk exposures. At least annually, the Chief Risk Officer makes a presentation on enterprise risk management to the full Board.

In addition to the Audit and Risk Oversight Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our compensation programs and meets with the Chief Risk Officer at least semi-annually to discuss, evaluate and review an assessment of those risks. Similarly, the Bank’s Loan Committee evaluates credit risk and credit policy.

Compensation Committee. The Compensation Committee of the Bank serves as the Company’s compensation committee and consists of Howard R. Straughan, Jr. (Chairman), F. L. Garrett, III, Ira C. Harris, Ph.D., CPA, Eric A. Johnson and Leslie E. Taylor, CPA, all of whom are members of the Company’s Board of Directors and meet the independence requirements of NASDAQ. This committee establishes the compensation to be paid to the non-employee directors and the executive officers, with the exception of the Company’s Chief Executive Officer for whom the Compensation Committee recommends compensation to be approved by the Company’s Board of Directors. The Compensation Committee also administers all incentive and stock plans for the benefit of such officers and directors eligible to participate in such plans. The Committee met four times in 2011. The Compensation Committee operates under a Charter adopted by the Bank Board on November 17, 2007. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org. For additional information, see “Executive Compensation” below.

Regulatory Compliance Oversight Committee. The Regulatory Compliance Oversight Committee was established in August 2010 to oversee the implementation of certain corrective actions necessary to improve the operations and financial results of the Company in light of findings of a regulatory examination and to comply with the written agreement the Company and the Bank entered into with the Federal Reserve Bank of Richmond and the Virginia

State Corporation Commission Bureau of Financial Institutions (the “Written Agreement”). On behalf of the Board, this committee acts to ensure that the Bank cures the noted deficiencies, including but not limited to the following:

•	improving board oversight of management and operations of the bank;
•	improving the credit risk management functions;
•	enhancing the lending and credit administration practices;
•	providing for effective and accurate loan grading process and identification of problem loans;
•	addressing asset quality improvements including high levels of nonperforming assets and high levels of delinquent and classified assets;
•	providing for adequate maintenance and level of allowance for loan and lease losses;
•	improving the Company’s internal audit program;
•	improving the Company’s information technology management practices;
•	enhancing the Company’s liquidity and funds management planning and oversight;
•	enhancing the Company’s investment portfolio management; and
•	providing for adequate capital planning and oversight.

The Regulatory Compliance Oversight Committee is composed of W. Rand Cook (Chairman), F. L. Garrett, III, William L. Lewis, Howard R. Straughan, Jr. and Leslie E. Taylor, CPA. The Committee operates under a Charter adopted by the Board and meets not less frequently than once a month. The Committee met twelve times in 2011.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of four directors, F. L. Garrett, III, William L. Lewis (Chairman), Howard R. Straughan, Jr. and Jay T. Thompson, III all of whom meet the independence requirements of NASDAQ. The Committee operates under a Charter adopted by the Board. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org.

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the annual meeting of shareholders, recommend a set of Corporate Governance Guidelines, ensure an appropriate structure and process for management succession, and oversee annual self-evaluations by the Board. The committee considers, at a minimum, the following qualifications in recommending to the Board potential new directors, or the continued service of existing directors:

1.

personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

2.	broad policy-making level training and experience in business, government, academia, non-profit or science to understand business problems and evaluate and formulate solutions;
3.

whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill complementary to the background and experience of other directors and relevant to our current or future business will add specific value as a board member;

4.	willingness to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the Board and its committees;
5.	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s and the Bank’s principal operations;
6.	willingness to represent the best interests of all shareholders and objectively appraise management performance;
7.	whether the director/potential director assists in achieving the mix of Board members that represents a diversity of background, specialized experience and viewpoint, perspective and experience;
8.	whether the director/potential director meets the independence requirements of the NASDAQ listing standards; and
9.	whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria, no particular criterion is necessarily applicable to all prospective nominees and the Committee has not established any “minimum criteria” for service on the Board of Directors, except that the Company’s bylaws provide that no individual who is 75 years of age or older and was not a director of the Company on March 15, 2007 shall be eligible for election to the Board of Directors. The Committee may identify potential director candidates from a variety of sources, including members of the Board, management, consultants and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. Although the Nominating and Corporate Governance Committee Charter does not set forth a formal policy regarding diversity, as noted above, the Committee will consider whether a director or potential director assists in achieving a diversity of background, specialized experience and perspective that reflects the needs of the Board of Directors at that time. The Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of the nominees for election as director named in this Proxy Statement, each of whom currently serves as a director, see Proposal One – Election of Directors – “Nominees for Election to Serve Until the 2013 Annual Meeting” on page 2 of this Proxy Statement.

Shareholders entitled to vote for the election of directors may nominate one or more persons for election as director(s) at an annual meeting, if the shareholder gives timely notice, in proper form, of his or her intent to make such nomination. To be timely for the 2013 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals for the 2013 Annual Meeting of Shareholders” below. To be in proper form, the notice must include the nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 2.5, of the Company’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporate Secretary whose address is Eastern Virginia Bankshares, Inc., P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. A nominee who fails to meet all state and federal banking regulatory requirements cannot serve as a director of the Company.

While the Corporate Governance and Nominating Committee does not have a formal procedure for shareholders to submit recommendations, the Committee will consider shareholder recommendations for candidates to serve on the Board of Directors. Such recommendations should be submitted in writing and should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the Corporate Secretary at the address provided above, and must be received no later than January 1, 2013 in order to be considered by the Nominating and Corporate Governance Committee for the annual election of directors in 2013. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Corporate Governance Committee.

As provided in its Charter, the Nominating and Corporate Governance Committee must submit a report of any Committee meeting at the next regularly scheduled meeting of the Board, and make recommendations to the Board regarding qualified director candidates for election. The Nominating Committee met three times in 2011.

Independence of the Directors

The Board of Directors conducts an annual evaluation of the independence of each director, as independence is defined by the NASDAQ listing standards and the SEC. The Board has determined that all non-employee directors (that is, all directors other than Mr. Shearin), who comprise a majority of the Company’s Board, satisfy the independence requirements as defined by the NASDAQ listing standards. In reaching this conclusion, the Board considered that the Company and the Bank provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

None of our non-employee directors, or their immediate family members, employers or other associated parties, are engaged in relationships with us that would jeopardize their independence as defined by the NASDAQ listing standards. The transactions listed below are in addition to the discussion under the heading “Certain Relationships and Related Transactions” which is included later in this Proxy Statement. The Board considered the following transactions between us and certain of our directors or their affiliates to determine whether such director was independent:

1.	we obtain some degree of legal services from William L. Lewis, PC, of which Mr. Lewis is the managing partner;
2.	we obtain some degree of legal services from McCaul, Martin, Evans and Cook, P.C., of which Mr. Cook is a partner;
3.	we obtain some degree of legal services from W. Leslie Kilduff, Jr., PLC, of which Mr. Kilduff is the managing partner;
4.	we obtain some degree of real estate services from Mason Realty, of which Mr. Johnson is a broker;
5.	we obtain some degree of real estate services from Long and Foster Real Estate, of which Mr. Garrett is a realtor;
6.	we lease the land on which our Hartfield branch office is located from an immediate family member of Mr. Revere;
7.	we formerly leased a branch in Mechanicsville, Virginia from Mr. Thompson;
8.	we purchase bottled gas from Revere Gas and Appliance, of which Mr. Revere is the President; and
9.	we obtain some degree of engineering services from Resource International, LTD, of which Mr. Fiore is the President.

Executive Sessions

Non-employee directors meet periodically outside of regularly scheduled Board meetings. Mr. Cook serves as chairman for these executive sessions.

Code of Ethics

The Board of Directors has approved a Code of Ethics for all directors, officers and staff of the Company and its subsidiaries. The Code of Ethics is designed to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior officers who have financial responsibilities. The Code of Ethics is available on the Company’s web page at www.evb.org.

Annual Meeting Attendance

The Board of Directors does not have a policy regarding attendance by Board members at annual shareholders’ meetings. However, the Company encourages Board members to attend the annual meeting of shareholders. At the annual meeting held on May 12, 2011, thirteen of the Company’s then-serving fourteen directors, or 93% were in attendance.

Communications with Directors

Any director may be contacted by writing c/o Eastern Virginia Bankshares, Inc., P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Communications to the non-employee directors as a group, or to the entire Board of Directors, may be sent to the same address, c/o the Secretary of the Company. The Company promptly refers, unopened, all individually addressed correspondence to the indicated directors and refers, unopened, all correspondence addressed to the non-employee directors or to the entire Board of Directors to Mr. Cook, Chairman of the Board of Directors.

Director Compensation

Compensation paid to our directors in 2011 is disclosed in the table below. All directors participate in the Company’s dividend reinvestment plan by contributing a portion of their cash fees earned.

Director Compensation for 2011

	2011

Name	Fees Earned or Paid in Cash	Stock Awards	Total

	(1) (2) (3)	(4) (5)
W. Rand Cook	$24,300	$1,700	$26,000
F. L. Garrett, III	17,300	1,700	19,000
W. Gerald Cox	12,800	1,700	14,500
Michael E. Fiore, P.E.	12,600	1,700	14,300
Ira C. Harris, Ph.D., CPA	12,800	1,700	14,500
F. Warren Haynie, Jr. (6)	12,500	1,700	14,200
Eric A. Johnson	13,400	1,700	15,100
W. Leslie Kilduff, Jr.	12,800	1,700	14,500
William L. Lewis	13,400	1,700	15,100
Charles R. Revere	12,100	1,700	13,800
Howard R. Straughan, Jr.	17,900	1,700	19,600
Leslie E. Taylor, CPA	17,400	1,700	19,100
Jay T. Thompson, III	9,500	1,700	11,200

(1) Mr. Shearin receives no additional compensation as a director of the Company or Bank’s Board. His compensation as an executive officer is included under the caption “Summary Compensation Table.”

(2) As compensation for service to our Company, each director of the Board receives $300 for each Board meeting attended and $300 for each committee meeting attended. In addition to the meeting fees, the Audit and Risk Oversight Committee members receive a monthly retainer fee of $200 and the chairman of that committee receives a monthly retainer fee of $300. Directors who are also officers of the Company do not receive any compensation for attending Board and committee meetings. Directors do not receive additional compensation for executive sessions held as part of Company Board meetings. Total director fees paid by the Company were $63,900 in 2011.

(3) Each director of the Company’s Board is also a member of the Bank’s Board. Each director receives $500 for each Bank Board meeting attended and $300 for each committee meeting attended. The chairman of the Bank’s Board, who also serves as the Chairman of the Company’s Board, receives an additional $500 per month retainer. Directors do not receive additional compensation for executive sessions held as part of Bank Board meetings. Total director fees paid by the Bank, including fees to advisory directors, were $124,900 in 2011.

(4) The values in this column are the grant date fair values of 2011 stock awards to directors computed in accordance with FASB ASC Topic 718. Each director of the Bank’s Board receives an annual retainer fee in the form of a grant of 500 unrestricted shares of the Company’s common stock. In 2011, that fair market value was $3.40 per share determined as the closing price of the Company’s common stock on the July 5, 2011 grant date. The total fair value of the grant to our directors for their service on the Bank’s Board was $22,100 in 2011.

(5) Mr. Fiore and Mr. Thompson each had 500 stock options outstanding as of December 31, 2011, from prior service on the board of a predecessor to the Bank.

(6) Mr. Haynie intends to retire as a member of the Board of Directors of the Company and the Bank at the 2012 Annual Meeting of Shareholders.

OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of April 4, 2012 by each beneficial owner of more than 5.0% of the Company’s common stock based on currently available Schedules 13D and 13G and amendments thereto filed with the SEC.

Name and Address of Beneficial Owner	Amount And Nature Of Beneficial Ownership		Percent Of Class (1)

Wellington Management Company, LLP	409,979	(2)	6.80%
280 Congress Street
Boston, Massachusetts 02210

(1) Based on 6,032,527 shares of common stock issued and outstanding on April 4, 2012.

(2)   Based on Amendment No. 4 to the Schedule 13G filed by Wellington Management Company, LLP (“Wellington”) on February 14, 2012. Wellington, in its capacity as investment advisor, may be deemed to share power to vote 344,413 shares of common stock and may be deemed to share power to dispose of 409,979 shares of common stock. Wellington does not have power to vote 65,566 shares of common stock that it beneficially owns in its capacity as investment advisor.

Security Ownership of Management

The following table sets forth, as of April 4, 2012, certain information with respect to the beneficial ownership of shares of common stock by each of the members of the Board of Directors, all of whom (with the exception of Mr. Haynie) are also director-nominees, by each of the current executive officers named in the “Summary Compensation Table” below and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time. All of the directors and named executive officers receive mail at the Company’s principal executive office at 330 Hospital Road, Tappahannock, Virginia 22560.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Directors:
W. Rand Cook	14,223		*
W. Gerald Cox	15,523	(3)	*
Michael E. Fiore, P.E.	8,104	(4)	*
F. L. Garrett, III	30,416	(5)	*
Ira C. Harris, Ph.D., CPA	7,781	(6)	*
F. Warren Haynie, Jr.	15,084		*
Eric A. Johnson	26,358	(7)	*
W. Leslie Kilduff, Jr.	18,208		*
William L. Lewis	22,438	(8)	*
Charles R. Revere	9,585		*
Joe A. Shearin	41,702	(9)	*
Howard R. Straughan, Jr.	104,630	(10)	1.73%
Leslie E. Taylor, CPA	7,771	(11)	*
Jay T. Thompson, III	43,327	(12)	*

Non-Director Executive Officers:
Douglas C. Haskett, II	774	(13)	*
Joseph H. James, Jr.	17,911	(14)	*
J. Adam Sothen	520		*
Douglas R. Taylor	-		*
James S. Thomas	14,106	(15)	*

All directors and executive officers as a group (18 persons)	397,687		6.55%

* Percentage of ownership is less than 1.0% of the outstanding shares of common stock of the Company.

1)

Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly more than one person may be deemed to be a beneficial owner of the same securities. A person is deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have the sole voting and investment power with respect to beneficially owned shares of stock.

2)	Based on 6,032,527 shares of common stock issued and outstanding on April 4, 2012.
3)	Includes (i) 4,234 shares owned jointly by Mr. Cox and his wife and (ii) 444 shares owned jointly by Mr. Cox and his daughter.
4)	Includes 500 shares which Mr. Fiore has the right to acquire through the exercise of stock options.
5)

Includes (i) 2,810 shares held in an IRA for the benefit of Mr. Garrett, (ii) 100 shares owned jointly by Mr. Garrett and his wife and (iii) 10,604 shares registered in the name of Mr. Garrett’s wife, for which Mr. Garrett disclaims beneficial ownership.

6)	Includes 431 shares owned jointly by Mr. Harris and his wife.
7)	Includes 11,213 shares held in an IRA for the benefit of Mr. Johnson.
8)	Includes (i) 1,400 shares held in an IRA for the benefit of Mr. Lewis and (ii) 519 shares registered in the name of William Carrington Lewis Trust, of which Mr. Lewis is Trustee.
9)

Includes (i) 16,752 shares which Mr. Shearin has the right to acquire through the exercise of stock options, (ii) 5,378 shares held in an IRA for the benefit of Mr. Shearin, (iii) 8,500 shares of restricted stock and (iv) 24 shares owned jointly by Mr. Shearin and his son.

10)	Includes 100,034 shares held in a family trust, of which Mr. Straughan is Trustee.
11)	Includes 1,093 shares owned jointly by Mr. Taylor and his wife.
12)

Includes (i) 500 shares which Mr. Thompson has the right to acquire through the exercise of stock options and (ii) 1,141 shares registered in the name of Mr. Thompson’s wife, for which Mr. Thompson disclaims beneficial ownership.

13)	Effective August 31, 2011, Mr. Haskett resigned as Executive Vice President and Chief Financial Officer of the Company and the Bank.
14)	Includes (i) 9,800 shares which Mr. James has the right to acquire through the exercise of stock options and (ii) 3,400 shares of restricted stock.
15)

Includes (i) 1,117 shares held in an IRA for the benefit of Mr. Thomas, (ii) 7,000 shares which Mr. Thomas has the right to acquire through the exercise of stock options and (iii) 2,600 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section l6(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and persons who beneficially own more than 10.0% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16 forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2011, with the following exception: Mr. Johnson filed one late Form 4 reporting three transactions late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

Below is a discussion of the philosophy, the strategy and the major details of our approach to compensating executive management. This approach has been developed under the direction and oversight of the Compensation Committee of the Bank, with assistance from an independent compensation consultant and with input from management.

Our executive management is expected to design and execute our business plan that emphasizes prudent risk and asset quality management to lead to superior returns for our shareholders. Following this discussion, you will find tables containing detailed information concerning compensation earned or paid for 2011 and prior years to our “named executive officers.”

•	Joe A. Shearin – President and Chief Executive Officer of the Company and Bank.
•	J. Adam Sothen – Executive Vice President and Chief Financial Officer of the Company and the Bank, effective September 15, 2011.
•	Joseph H. James, Jr. – Senior Executive Vice President and Chief Operating Officer of the Company and the Bank.
•	Douglas R. Taylor – Executive Vice President and Chief Risk Officer of the Company and the Bank.
•	James S. Thomas – Executive Vice President and Chief Credit Officer of the Company and the Bank.
•	Douglas C. Haskett, II – Former Executive Vice President and Chief Financial Officer of the Company and the Bank, resigned effective August 31, 2011.

The Company had no other executive officers during 2011 whose compensation exceeded $100,000. The discussion below is intended to help you understand the information provided in tables that follow and provide context for our overall executive compensation program.

Objective

The primary objective of our executive compensation program is to assure that we have competent and motivated executive management to lead the Company. To accomplish this objective, we must provide competitive levels of compensation to attract retain and reward outstanding executives. The banking industry is very competitive, and excellent leadership is vital to design and execute our business plan that emphasizes prudent risk and asset quality management to lead to superior returns for our shareholders. To that end, we believe that:

•	Our executive management should have compensation opportunities at levels that are competitive with peer institutions.
•	Total compensation should include “at risk” components that are linked to annual results, as well as to longer term performance.
•	Stock-based compensation should form a key component of total compensation as a means of aligning the interests of key executives with those of our shareholders.

Discussion of Our Approach

Our general approach is to provide executive compensation consistent with promoting shareholder value. To this end, the Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interests of shareholders, to support the Company’s long-term goals, to tie compensation to the Company’s performance and to attract, retain and motivate talented leadership. The Committee has retained Titan Group, LLC, an independent compensation consultant, to assist it in developing and administering its executive compensation program.

The Compensation Committee operates under a Charter adopted by the Bank’s Board, which outlines its duties and authority, and is guided by an Executive Compensation Philosophy and Strategy statement which provides an overall blueprint for developing and administering executive compensation programs. In addition, beginning in 2009 and continuing until the TARP investment is repaid, as a result of the Company’s participation in the United States Department of the Treasury (the “Treasury”) TARP Capital Purchase Program, the Committee and the Company must comply with legal and contractual terms affecting the executive compensation process.

Participation in TARP Capital Purchase Program

In January 2009, the Company elected to participate in the Treasury’s Capital Purchase Program, commonly known as “TARP.” The Company issued shares of its preferred stock and a warrant to purchase 373,832 shares of our common stock at a price of $9.63 per share to the Treasury in return for a $24.0 million TARP investment.

As a result of our participation in TARP, the Company and the Bank became subject to the limits on executive compensation contained in Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”) and as implemented by guidance and regulations issued by the Treasury, as amended from time to time (“TARP Regulations”) until the Company redeems the preferred stock (“TARP period”), the most significant of which are as follows:

•

First, our senior executive officers for TARP purposes, who are currently Messrs. Shearin, Sothen, James, Taylor and Thomas, and our next twenty most highly compensated employees are subject to a “clawback” which will require repayment of any bonus, incentive compensation or retention award paid during the TARP period if it is later proven that the payment was based on materially inaccurate financial statements or other performance metric criteria.

•

Second, during the TARP period, we are generally prohibited from making any severance payments (which includes any accelerated vesting) to our senior executive officers and our next five most highly compensated employees upon a departure from the Company or upon a change in control of the Company.

•

Third, during the TARP period, we are prohibited from paying or accruing any bonus, incentive compensation or retention award to our most highly compensated employee, except for (i) certain awards of long-term restricted stock with a value not exceeding one-third of his annual compensation as permitted by TARP Regulations, and (ii) any payments contractually required to be paid and to which he had a legally binding right as of February 11, 2009. Mr. Shearin has been our most highly compensated employee throughout the TARP period.

•	Finally, we agreed not to claim any federal income tax deduction for compensation in any year during the TARP period in excess of $500,000 to any senior executive officer.

Mr. Haskett, who resigned on August 31, 2011, was also considered a senior executive officer for TARP purposes for 2011 and was subject to applicable TARP Regulations at the time of his resignation.

Consideration of Shareholder Advisory Vote on Executive Compensation

When reviewing executive compensation policies and setting compensation, the Compensation Committee pays close attention to advisory votes by shareholders to approve the compensation of our named executive officers. At last year’s annual meeting, approximately 90% of shares voted were cast in favor of our approach to executive compensation. While the Company remains constrained by TARP Regulations, the Compensation Committee acknowledges the broad support of our shareholders and continues to apply the principles described below in pursuit of a pay-for-performance culture.

Principles that Guide Executive Compensation

We rely upon the following principles in structuring compensation arrangements for our executive officers:

1.

Benchmarking - Our stated goal is to provide base salaries, long-term and short-term incentive compensation and benefits for our executives that are competitive with those offered by comparable Virginia banking institutions. In order to determine competitiveness in the marketplace, we relied in 2011 and plan to rely in 2012 upon an analysis of peer institutions, similar in asset size and corporate structure, prepared by Titan Group, LLC. The members of this peer group for 2011 and 2012 are:

Access National Corporation

American National Bankshares, Inc.

C & F Financial Corporation

Cardinal Financial Corporation

Community Bankers Trust, Inc.

Middleburg Financial Holdings, Inc.

Monarch Financial Holdings, Inc.

National Bankshares, Inc.

Old Point Financial Corporation

Shore Bankshares, Inc.

Valley Financial Corporation

Five of the institutions included in the current peer group received TARP investments from the Treasury.

For our executive management, we believe that total compensation should near the 50th percentile of our peer group.

2.

Allocation of Elements of Compensation - We believe that the weighting of elements of total compensation (specifically salary, annual bonus and long-term incentives) should vary somewhat within the management group in order to reflect more closely the role of each senior manager and his or her ability to influence performance (see matrix in Annual Bonus discussion below). Over time, and subject to the constraints imposed by TARP Regulations, we expect to shift the weighting of total compensation more toward variable compensation (annual bonus and long-term incentives).

3.

Pay for Performance - To promote shareholder value, we are continuing to focus on performance-based incentives. In 2007, we reviewed and revised our annual bonus program and introduced a long-term incentive program for our executive management consistent with this principle.

Elements of Compensation

The Company uses the following elements of compensation and benefits to recruit, retain and reward its key executives:

1.

Salary - A competitive salary for key executives is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the specific needs of the Company is required. In February or March, Mr. Shearin presents to the Committee salary adjustment recommendations for the year for executive management, other than himself, based on performance of the Company and of the specific individuals during the prior year. The Committee reviews the recommendations, makes any further adjustments and approves the changes. Mr. Shearin’s salary is reviewed by the Compensation Committee, and is approved by the Board of Directors in executive session. The employment agreements between the Company and certain members of executive management are discussed later in this section. Salary levels are typically determined by comparison to peer group salaries for comparable executive positions. Performance compared to peer group and the factors discussed in the matrix under Annual Bonus below are also considered in the recommendations to adjust salaries made by Mr. Shearin and the Compensation Committee’s decisions.

As a result of the challenging economic conditions and banking environment in our market areas, and at the recommendation of Mr. Shearin, the Committee suspended merit increases for 2009, approved modest merit increases for 2010, and suspended merit increases for 2011.

2.

Annual Bonus - We offer key executives an opportunity to receive an annual bonus of up to 25% of salary. At the beginning of the year the maximum amount of bonus for each executive officer is set by the Committee for the CEO, and by the CEO for other members of executive management. The purpose of this annual bonus plan is to target specific year-over-year results. During 2008, we revised the plan to incorporate the following performance measurements: regulatory compliance, financial reporting, budget compliance, credit quality, asset growth, net income growth and critical factors. The same plan was in effect for 2011. The specific weighting of these factors for each executive varies, depending upon his or her responsibilities. For example, Mr. Shearin’s bonus opportunity for 2011 would have been, but for the prohibition on paying cash incentive compensation imposed by TARP Regulations, based 15% on regulatory compliance, 15% on budget compliance, 15% on net income growth, 20% on asset growth, 15% on credit quality and 20% on critical factors (individual goals set by the Committee). For other members of executive management, the mix and the weight components vary. At a meeting of the Committee, usually in February, Mr. Shearin proposes the actual bonus payments for the year ending the preceding December for key executives, other than himself based on that preceding year’s performance. The Committee reviews the performance metrics based on worksheets prepared by the CEO.

Annual bonus metrics for each of the named executive officers is provided in the table below:

	Percent Weighting by Position
Metric	CEO	COO	CFO	CCO	CRO

Regulatory compliance	15	15	15	15	25
Financial reporting	--	--	20	--	--
Budget compliance	15	15	15	10	15
Credit quality	15	15	--	25	--
Asset growth	20	20	20	15	20
Net income growth	15	15	15	15	20
Critical factors	20	20	15	20	20

	100	100	100	100	100

Target performance for 2011 for each of the metrics listed above was:

❑

Regulatory compliance - Adherence to regulatory and audit requirements with unqualified opinion from registered public accounting firm and satisfactory rating from regulatory authorities. A satisfactory rating from regulatory authorities was not met in 2011. An unqualified opinion from our registered public accounting firm was met in 2011.

❑	Financial Reporting - Timely and accurate reporting to the SEC, FRB and board without adverse comment. This performance target was met in 2011.
❑	Budget compliance - Compliance with division and department-specific budgets. This performance target was met in 2011.
❑	Credit quality - Maintain credit quality above the average of named peer group. While some peer group data is not yet available, we believe this performance target was not met in 2011.
❑	Asset growth – Achieve average assets of $1,124.0 billion. In 2011, our actual average assets were $1,077.4 billion. This target was not met in 2011.
❑	Net income – Achieve net income of $708 thousand, before preferred dividends. In 2011, our net income before payment of preferred dividend was $1.8 million. This performance target was met in 2011.
❑	Critical factors are at the individual level and in many cases include confidential information. All individual critical factors were achieved.

Although calculation of a bonus is based on a formula including specific metrics, payment of a bonus is discretionary. Under normal circumstances, members of executive management, other than Mr. Shearin who was barred under TARP Regulations from receiving a cash bonus, who had met some or all of their objectives would have received some portion of a bonus for 2011. However, because of continuing depressed business conditions that affected the financial industry and the Company, Mr. Shearin proposed, and the Committee agreed, that no bonuses be paid for 2011.

3.

Stock-Based Compensation - No stock incentive awards were granted to any of the named executive officers in 2011. The Company adopted FAS 123 in 2002 and has expensed all stock options from the implementation of our initial stock option plan. Because of changes in accounting rules effective in 2005 that require expensing of stock options, we believe that restricted stock awards, both time vested and performance vested, will be the preferred form of stock incentive used by us going forward.

In 2003, our shareholders approved an amendment to the 2000 Stock Incentive Plan, resulting in the 2003 Stock Incentive Plan, which authorizes the granting of up to 400,000 shares of Company common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock and phantom stock. As of December 31, 2011, there were 95,813 shares still available to be granted as awards under the 2003 Stock Incentive Plan.

In 2007, our shareholders approved the 2007 Equity Compensation Plan which authorizes the granting of up to 400,000 shares of Company common stock pursuant to grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units. No awards have been issued under the 2007 Equity Compensation Plan.

The Committee approved restricted stock grants in 2009 for members of executive management. Consistent with the principle of pay for performance, one-half of the grants will vest if, and only if, either earnings per share or return on equity equals or exceeds the median of institutions in our peer group for the year ending December 31, 2011. The other half of the awards are time-based and vest ratably (20% per year) over time of employment.

In February 2010, the Committee approved a TARP-compliant long-term restricted stock program for future awards. This program provides for the grant of restricted stock that qualifies as an exception to TARP Regulations’ general rule that the most highly compensated employee cannot accrue or be paid any bonus, incentive compensation or retention award.

In December 2010, the Company cancelled 8,000 shares of restricted stock previously awarded to Mr. Shearin in 2009, because the award did not contain the terms necessary to comply with the TARP executive compensation limits. In conjunction with this cancellation, the Company granted a TARP-compliant restricted stock award to Mr. Shearin in an equal amount of shares and in substantially the same form as previously awarded.

Other than this award to Mr. Shearin in 2010, no stock awards were granted to any of the named executive officers in 2010 or 2011.

For 2012, and for as long as the Company remains subject to TARP Regulations, the Committee intends to grant stock awards, if any, to executive management in accordance with the terms and conditions of the TARP-compliant long-term restricted stock program stated below. For 2010, these terms and conditions applied only to Mr. Shearin’s award.

1.	Value of the Grant: A grant cannot exceed in value 33 1/3% of an executive’s “total compensation” as defined under TARP Regulations.

2.	Minimum Vesting: An executive shall have no vesting in any award unless he continues in service with the Company for at least two years following the date of grant.

3

Graduated Vesting: A portion of the restricted stock that has otherwise vested may generally become transferable only upon the repayment to the Treasury of the TARP investment by the Company under the TARP Capital Purchase Program as follows:

	% Repayment	% Transferable
a.	25%	25%
b.	50%	50%
c.	75%	75%
d.	100%	100%

4.

Employment Agreements - Assuring the continued service of key executives is essential to the successful future of the organization. Employment agreements, which help retain key executives during a possible change of control situation, assist the Company by providing security to key executives. Base salary figures presented in the individual contracts below were determined by the executive’s base salary at the time that the contract was executed.

The Company and each of Joe A. Shearin, Joseph H. James, Jr. and James S. Thomas are parties to an employment agreement entered into as of January 1, 2008, March 4, 2008 and January 10, 2008, respectively. In addition, former Executive Vice President and Chief Financial Officer Douglas C. Haskett, II had an employment agreement, which terminated in connection with his resignation on August 31, 2011. Mr. Shearin’s employment agreement provides for him to serve as our President and Chief Executive Officer and President of the Bank and provides for an initial base salary of $285,000. His employment agreement is for a rolling three-year term, unless either party provides written notice that the employment term should not be renewed and extended. Mr. James’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $139,100. Mr. Haskett’s employment agreement provided for him to serve in an executive officer capacity and provided for an initial base salary of $162,000. Mr. Thomas’s employment agreement provides for him to serve in an executive officer capacity at an initial base salary of $126,500. The Board of Directors, in its discretion, may increase the base salary of each of Messrs. Shearin, James and Thomas. The employment agreements with Messrs. James and Thomas currently terminate on December 31, 2012; however, each December 31, the term of their employment agreements will be renewed and extended by one year, unless notice of termination has been provided prior to such time. As of April 16, 2012, the Company has not entered into employment agreements with J. Adam Sothen, Executive Vice President and Chief Financial Officer, or Douglas R. Taylor, Executive Vice President and Chief Risk Officer.

Each employment agreement may be terminated by the Company with or without cause. If the executive resigns for “good reason” or is terminated without “cause”, as those terms are defined in the employment agreement, however, he is entitled to receive a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for the remainder of the term of the agreement. If the executive’s employment terminates for good reason or without cause within one year of a change in control of us (as defined in the employment agreement), he will be entitled to severance payments approximately equal to 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended. If the executive is terminated for “cause,” he will thereafter have no right to receive compensation or other benefits.

In addition, but only in the case of Mr. Shearin’s agreement, if Mr. Shearin's employment terminates for good reason or without cause not in connection with a change in control, Mr. Shearin will be entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by the Company, and will be entitled to receive out-placement services for up to two years, including job search services, paid for by the Company up to a total of $10,000.

Each agreement also contains a confidentiality provision without a time limit and a covenant not to compete that is in effect while the individual is an executive and employee and for a twelve month period after the termination of his employment. If, however, the executive breaches the confidentiality provision or the covenant not to compete, the executive will have no right to further post-termination payments or benefits provided by his employment agreement.

Each executive who currently has an employment agreement with the Company has entered into a “consent” letter agreement by which he accepts the terms and conditions imposed as part of the Company’s participation in the TARP Capital Purchase Program and further agrees to make any additional conforming amendments to his employment or change in control agreement. To the extent any termination or change in control occurs during the TARP period, the benefits otherwise payable under the employment agreements for an individual who is considered a senior executive officer or one of the next five most highly compensated employees for TARP purposes will be limited in accordance with TARP Regulations.

5.

Perquisites - We provide perquisites in the form of personal commuting use of a company car to the CEO and COO, having an aggregate annual value not exceeding $10,000 for either executive. In addition, we provided a monthly car allowance to Mr. Haskett, our former CFO, in the amount of $500. We do not provide perquisites to other named executive officers that are not generally available to all employees on a nondiscriminatory basis.

6.

Supplemental Retirement Benefits - We think that a supplemental retirement plan plays an important role in providing “pension equity” and in retaining key executives. We intend for employees generally, including key executives, to receive a combined retirement benefit from Social Security, qualified retirement plans of the Company and, if necessary, supplemental nonqualified arrangements approximating 70% of their pre-retirement income. For that reason, effective January 1, 2008 we adopted a supplemental executive retirement plan which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of the replacement target. The plan provides for a benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced. In the event retirement occurs during the TARP period, the benefits under a supplemental executive retirement plan can generally be paid even to an individual who is considered a senior executive officer or one of the next five most highly compensated employees for TARP purposes at the time of retirement, provided the requirements of TARP Regulations are met.

Conclusion

During 2012, we anticipate that the Committee, with assistance from independent consultants, will continue its ongoing administration and evaluation of our executive compensation approach consistent with our philosophy which aligns with our business plan.

Compensation Committee Report

The Compensation Committee of the Bank’s Board of Directors consists entirely of independent directors. The Compensation Committee is composed of Howard R. Straughan, Jr. (Chairman), F. L. Garrett, III, Ira C. Harris, Ph.D., CPA, Eric A. Johnson and Leslie E. Taylor, CPA. The Committee administers the Bank’s executive compensation program, recommends to the Company’s Board of Directors the compensation of the Chief Executive Officer and establishes the compensation of the other executive officers.

The Committee reviewed and discussed the Compensation Discussion and Analysis (“CDA”) with management and based on such review and discussion, the Committee recommended to the Board of Directors that the CDA be included in this Proxy Statement.

As required by TARP Regulations, the Committee conducted detailed discussions, evaluations and reviews with the Company’s Chief Risk Officer of “employee compensation plans” sponsored by the Company. The purpose of these risk assessments is to ensure that the plans: (1) do not encourage senior executive officers (SEOs) to take unnecessary and excessive risks that threaten the value of the Company, (2) do not expose the Company to unnecessary risk, and (3) do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees. At the risk assessments conducted on June 30, 2011 and December 8, 2011, the following plans were reviewed:

•

The Company’s compensation plan for key executives, including base salary, annual bonus, stock based-compensation, employment agreements for Messrs. Shearin, James and Thomas, perquisites and supplemental retirement benefits;

•	The Company’s Executive Officers LTIP Plans consisting of the 2003 Stock Incentive Plan and the 2007 Equity Compensation Plan;
•	Refer-a-Friend Program;
•	Commission Incentive Plans; and
•	Commercial and Retail Incentive Plans.

As a result of these risk assessments, the Committee determined that potential incentive compensation comprises a small portion of the total compensation of Company employees generally and only a modest portion of that of SEOs. The Committee found that incentives for employees were closely tied to specific, well-monitored performance goals closely related to the job descriptions for eligible employees. Performance metrics for incentive compensation plans for SEOs are established in advance; they combine total Company goals tied to shareholder value (for example, “asset growth” and “net income growth”) with specific responsibilities of the SEO (for example, “credit quality” and “budget compliance”); they are reviewed and evaluated in a process that is overseen by the CEO and the Committee; and, by using multiple metrics, we believe that the SEOs will not be encouraged to take unnecessary or excessive risks, because a group of performance metrics evaluated in context may be less susceptible to improper risk-taking than a single performance metric.

The Compensation Committee certifies that: (1) it has reviewed with the Company’s Chief Risk Officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company, (2) it has reviewed with the Company’s Chief Risk Officer the employee compensation plans and has made all reasonable efforts to limit unnecessary risks these plans pose to the Company, and (3) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation Committee

Howard R. Straughan, Jr., Chairman

F. L. Garrett, III

Ira C. Harris, Ph.D., CPA

Eric A. Johnson

Leslie E. Taylor, CPA

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no Compensation Committee interlocks with other entities with respect to any such member. The CEO attends Compensation Committee meetings that discuss matters not directly related to the CEO, but is not a member of the Compensation Committee.

Compensation

The following table shows, for the fiscal years ended December 31, 2011, 2010 and 2009, the total compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the “named executive officers” in all capacities in which they served.

Material terms of plans that govern awards included in the summary compensation table, the relationship of salary and bonus to total compensation and material terms of certain employment agreements including post-termination payments are discussed in the “Compensation Discussion and Analysis” above.

Summary Compensation Table for 2011

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) (4)	All Other Compensation (5)	Total

Joe A. Shearin	2011	$296,839	$-	$-	$-	$126,558	$11,025	$434,422
President and Chief Executive	2010	$297,558	$-	$20,000	$-	$99,461	$11,025	$428,044
Officer and Director of the Company and the Bank	2009	$297,654	$-	$-	$-	$67,190	$18,375	$383,219

J. Adam Sothen (6)	2011	$105,939	$-	$-	$-	$-	$3,166	$109,105
Executive Vice President and Chief Financial Officer of the Company and the Bank

Joseph H. James, Jr.	2011	$174,299	$-	$-	$-	$49,898	$7,804	$232,001
Senior Executive Vice President and Chief Operating Officer of the Company and the Bank	2010	$173,396	$-	$-	$-	$16,726	$7,753	$197,875
	2009	$152,137	$-	$22,160	$-	$13,662	$11,715	$199,674

Douglas R. Taylor (7)	2011	$115,009	$-	$-	$-	$-	$5,666	$120,675
Executive Vice President and Chief Risk Officer of the Company and the Bank

James S. Thomas	2011	$142,925	$-	$-	$-	$21,138	$6,763	$170,826
Executive Vice President and Chief Credit Officer of the Company and the Bank	2010	$142,077	$-	$-	$-	$6,017	$6,688	$154,782
	2009	$124,230	$-	$16,620	$-	$3,670	$9,772	$154,292

Douglas C. Haskett, II (8)	2011	$100,457	$-	$-	$-	$-	$4,556	$105,013
Former Executive Vice President and Chief Financial Officer of the Company and the Bank	2010	$118,001	$38,000	$-	$-	$-	$3,043	$159,044

(1)	There were no restricted shares granted in 2011. On December 16, 2010, the Company cancelled 8,000 shares of restricted stock previously awarded to Mr. Shearin on July 1, 2009 because the award did not contain the terms necessary to comply with the TARP executive compensation limits. In conjunction with this cancellation, the Company granted a TARP-compliant restricted stock award to Mr. Shearin in an equal amount of shares and in substantially the same form as previously awarded, with 50% of the award being time-vested shares and 50% performance-based shares. The value reported for the stock award in 2010 is the grant date fair value for the total of time-vested shares plus the expected outcome of performance-based shares. The performance-based expected outcome would result in 1/3rd of actual performance-based shares vesting. If maximum performance is achieved for 2011, the maximum potential value of the 2010 award would change to $30,000 for Mr. Shearin. The value reported for stock awards in 2009 is the grant date fair value for the total of time-vested shares plus the expected outcome of performance-based shares. The performance-based expected outcome would result in 1/3rd of actual performance-based shares vesting. If maximum performance is achieved for 2011, the maximum potential value of the 2009 awards would change to $33,240 and $24,930, respectively for Messrs. James and Thomas. The amounts in this column reflect the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to the Company’s audited financial statements for the year ended December 31, 2011, in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2012.
(2)	No stock options were granted to the named executive officers in 2011, 2010 or 2009.
(3)	Includes the change in the qualified defined benefit pension plan, and for Mr. Shearin only, also includes the change in his balance in the nonqualified supplemental executive retirement plan. All changes in values are based on reports from independent advisors.
(4)	In 2011 for Mr. Shearin, $58,875 represents the change in pension value and $67,683 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. In 2010 for Mr. Shearin, $39,717 represents the change in pension value and $59,744 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. In 2009 for Mr. Shearin, $14,661 represents the change in pension value and $52,529 reflects the increase in his accumulated benefit under the supplemental executive retirement plan. No other members of executive management currently participate in the supplemental executive retirement plan.
(5)	All Other Compensation includes the Company’s 401(k) match for 2011, 2010 and 2009. The value of perquisites for each executive does not exceed $10,000, and therefore are not reported in this table.
(6)	Mr. Sothen joined the Company on June 7, 2010 but was not a named executive officer of the Company for 2010. Accordingly, only compensation information for 2011 is presented for Mr. Sothen. Mr. Sothen became Chief Financial Officer of the Company as of September 15, 2011.
(7)	Mr. Taylor joined the Company on April 5, 2010 but was not a named executive officer of the Company for 2010. Accordingly, only compensation information for 2011 is presented for Mr. Taylor.
(8)	Mr. Haskett resigned from the Company on August 31, 2011.

Stock Incentive Plans

The Company’s 2003 Stock Incentive Plan and 2007 Equity Compensation Plan provide for the granting of both incentive and non-qualified stock options and restricted stock awards to executive officers, key employees and directors of the Company and its subsidiaries. The terms of these plans were disclosed in the Company’s 2003 Proxy Statement for the 2003 Stock Incentive Plan as filed with the SEC on March 24, 2003 and the 2007 Proxy Statement for the 2007 Equity Compensation Plan as filed with the SEC on March 21, 2007.

Grants of Plan-Based Awards

The following table presents information regarding possible payouts to each of the named executive officers under the Company’s annual cash bonus program for 2011. The Company did not make any option grants or any other equity awards to our named executive officers during 2011.

Grants of Plan-Based Awards - 2011
	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)

Name	Threshold ($)	Target ($)	Maximum ($)
Joe A. Shearin	--	--	--
J. Adam Sothen	--	$7,442	$9,303
Joseph H. James, Jr.	--	$34,671	$43,339
Douglas R. Taylor	--	$22,000	$27,500
James S. Thomas	--	$30,000	$37,500
Douglas C. Haskett, II	--	$32,400	$40,500

(1)  Each of the named executive officers, other than Mr. Shearin, was eligible to receive a cash bonus award for 2011 under the annual bonus program discussed on page 16. The amounts shown in these columns reflect the target payments under the awards, which was 20% of the individual’s base salary as of January 1, 2011, and the maximum possible payment under the awards, which was 25% of the individual’s base salary as of January 1, 2011, other than for Mr. Sothen. Because Mr. Sothen became eligible to participate in the Company’s cash bonus program when he became CFO on September 15, 2011, his target and maximum payments under the bonus program were prorated based on his plan eligibility for that year, which equated to approximately 5.86% and 7.33% of his base salary as of September 15, 2011, respectively. There are no threshold payments under this program. As discussed on page 17, even though the named executive officers would have received some amount of bonus under this program based on 2011 performance, the Committee in the exercise of its discretion did not pay any bonuses under the program for 2011.

Outstanding Equity Awards at December 31, 2011

The following table indicates outstanding equity awards held by the named executive officers as of December 31, 2011.

		Outstanding Equity Awards at December 31, 2011
		Option Awards			Stock Awards

							Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)

Joe A. Shearin	4/1/2002	1,995	$16.10	4/1/2012
	9/15/2003	3,165	28.60	9/15/2013
	7/1/2004	4,000	19.915	7/1/2014
	7/1/2005	4,862	20.565	7/1/2015
	10/1/2006	4,725	21.16	10/1/2016
	12/20/2007				500	$1,005
	12/16/2010				4,000	$8,040	4,000	$8,040

J. Adam Sothen	--	--	--	--

Joseph H. James, Jr.	4/1/2002	1,100	$16.10	4/1/2012
	9/15/2003	1,300	28.60	9/15/2013
	7/1/2004	2,000	19.915	7/1/2014
	7/1/2005	3,000	20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	12/20/2007				200	$402
	7/1/2009				1,200	$2,412	2,000	$4,020

Douglas R. Taylor	--	--	--	--

James S. Thomas	7/1/2004	1,000	$19.915	7/1/2014
	7/1/2005	2,500	20.565	7/1/2015
	10/1/2006	3,500	21.16	10/1/2016
	12/20/2007				200	$402
	7/1/2009				900	$1,809	1,500	$3,015

Douglas C. Haskett, II	--	--	--	--

(1) All option grants vested four years after the date of grant.

(2) There are 900 shares remaining from the 2007 restricted stock awards that will vest 100% on December 19, 2012. There are 2,100 shares remaining from the 2009 restricted stock awards that vest ratably (33 1/3% per year) over the next three years beginning June 30, 2012. There are 4,000 shares remaining from the 2010 restricted stock award for Mr. Shearin. These shares will vest according to the following schedule: 60% or 2,400 shares will vest on December 16, 2012, 20% or 800 shares will vest on June 30, 2013 and 20% or 800 shares will vest on June 30, 2014.

(3) Half of the 2009 restricted stock awards or 3,500 shares are performance-based and will vest on June 30, 2012 if, and only if, achievement of predetermined performance targets for the year ended December 31, 2011 are met. Target performance equals the midpoint of the performance of our peer group identified earlier in this proxy. At the target performance 1/3rd of the performance-based shares will vest, at 60% of peer group performance 2/3rds of the performance-based shares would vest, and if our performance equals or exceeds 70% of peer group performance, all of the shares would vest assuming that the named executive officer continued employment through December 31, 2011. For Mr. Shearin, half of the 2010 restricted stock award or 4,000 shares are performance-based and will vest on December 16, 2012 if, and only if, achievement of predetermined performance targets for the year ended December 31, 2011 are met. These performance targets mirror those in the 2009 restricted stock awards for the other named executive officers.

(4) The market value of restricted stock is based on the $2.01 closing price of a share of our common stock as reported on the NASDAQ Global Market on December 30, 2011, the last business day of 2011.

Option Exercises and Stock Vested

The following table presents information regarding restricted stock that vested during 2011 for each of our named executive officers. None of the named executive officers exercised stock options during 2011.

Option Exercises and Stock Vested for 2011

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Joe A. Shearin	-	$-	500	$937
J. Adam Sothen	-	$-	-	$-
Joseph H. James, Jr.	-	$-	600	$1,715
Douglas R. Taylor	-	$-	-	$-
James S. Thomas	-	$-	500	$1,380
Douglas C. Haskett, II	-	$-	-	$-

(1) Represents the gross number of restricted shares that vested during 2011, without taking into account any shares that may have been surrendered or withheld to satisfy applicable tax obligations.

(2) Value realized is the gross number of shares that vested multiplied by the closing price of a share of our common stock as reported on the NASDAQ Global Market on the date of vesting.

Equity Compensation Plans

The following table summarizes information as of December 31, 2011, relating to our 2003 Stock Incentive Plan and our 2007 Equity Compensation Plan, pursuant to which grants, restricted stock awards or options to acquire shares of common stock may be granted from time to time. The 2007 Equity Compensation Plan which authorizes 400,000 shares of stock has not had any shares granted as of December 31, 2011.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans
Approved by Shareholders:
2003 Stock Incentive Plan (2)	218,442	$19.86	95,813
2007 Equity Compensation Plan (3)			400,000
Equity Compensation Plans Not
Approved by Shareholders (4)

Total	218,442	$19.86	495,813

(1) Amounts exclude any securities to be issued upon exercise of outstanding options.

(2) The 2003 Stock Incentive Plan, amending and restating the 2000 Stock Option Plan, permits grants of stock options, stock appreciation rights, common stock, restricted stock and phantom stock up to 400,000 shares and includes outstanding grants under the 2000 Stock Option Plan.

(3) The 2007 Equity Compensation Plan permits grants of stock options, stock appreciation rights, common stock, restricted stock, performance shares, incentive awards and stock units up to 400,000 shares. No shares have been granted under this plan.

(4) The Company does not have any equity compensation plans that have not been approved by shareholders.

Pension Plan

The Company had a pension plan provided through the Virginia Bankers Association Insurance Trust. Until December 31, 2011, the plan was a defined benefit pension plan, and benefits were based on an employee’s final five year average salary at the time of retirement, normally at age 65. All active, full-time employees of the Company and its subsidiaries were eligible to participate in the plan through December 31, 2007 at age 21 with one year of service. Employees did not contribute to the plan, and a participant became 100% vested upon completion of five years of service. Employees of predecessor Hanover Bank as well as EVB Investments, Inc. became eligible to participate in the plan as of October 1, 2003. Directors who were full-time employees were eligible for participation. The Company amended the pension plan on January 28, 2008. Under the terms of the amended plan, balances under the plan were frozen on December 31, 2007 for all plan participants except that participants who were then age 55 or greater or had at least 10 years of service with the Company on October 1, 2007 would remain in the existing plan and receive future contributions. Balances for Messrs. Shearin, James and Thomas were frozen as of December 31, 2007. The plan was further amended February 28, 2011 to freeze the plan with no additional contributions for grandfathered participants. Benefits for all participants have remained frozen in the plan since such action was taken. Effective January 1, 2012, the plan was converted to a cash balance plan. Under a cash balance plan, participant benefits are stated as an account balance. An opening account balance was established for each plan participant based on the lump sum value of his or her accrued benefit as of December 31, 2011 in the original defined benefit pension plan. Each participant’s account will be credited with an “interest” credit each year. The interest rate for each year is determined as the average annual interest rate on the 2 year U.S. Treasury securities for the month of December preceding the plan year. The interest credit for the 2012 plan year will be approximately 0.76%. The present value of the accumulated benefit as listed below was calculated by our pension actuaries Sageview Consulting Group, LLC based on the assumptions listed below:

1.	Lump Sum of 2.22% for First Segment (5 yrs), 4.23% for Second Segment (15 yrs) and 5.28% for Third Segment (after 20 yrs)
2.	IRS Applicable Mortality as described in IRS Notice 2008-85

The actuarial benefits for the named executive officers as of December 31, 2011 are presented in the table below:

Pension Benefits - Fiscal Year 2011

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	6	226,130	--
J. Adam Sothen	*	--	--	--
Joseph H. James, Jr.	*	7	184,968	--
Douglas R. Taylor	*	--	--	--
James S. Thomas	*	4	88,305	--
Douglas C. Haskett, II	*	--	--	--

*  VBA Master Defined Benefit Plan for Eastern Virginia Bankshares, Inc.

(1)	Named executive officers had their service years frozen at 2007 year end.

  Messrs. Sothen and Taylor are not eligible to participate in the plan.

  During his tenure with the Company, Mr. Haskett was not eligible to participate in the plan.

Supplemental Executive Retirement Plan

Effective January 1, 2008, we adopted a supplemental executive retirement plan, which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of our goal of ensuring retirement income approximating 70% of pre-retirement income for our executive officers. The plan provides for a benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.

The table below shows the accumulated benefit as of December 31, 2011 for the named executive officer under the supplemental executive retirement plan in effect at such time.

Pension Benefits - Fiscal Year 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joe A. Shearin	*	4	225,935	-

*	Eastern Virginia Bankshares, Inc. Supplemental Executive Retirement Plan.

Potential Payments Upon Termination or Change in Control

Shown below are the estimated amounts which would have been payable under the three employment agreements in effect at December 31, 2011 if the executives’ employment had terminated (i) other than for cause and (ii) following a change in control as of December 31, 2011. Our employment contracts do not provide non-discriminatory benefits upon voluntary termination, death, disability or change in control other than that disclosed below. We do provide non-discriminatory life insurance benefits and provide disability coverage that employees can purchase at a group rate. Payment for termination without cause or the employee resigns for good reason would be paid at the rate of one-twelfth (1/12) of base salary in each month for the remainder of the term of the agreement, which for Mr. Shearin is three years and for Messrs. James and Thomas could be up to one year. If employment is terminated without cause or the employee resigns for good reason within one year after a change in control, the amount payable (299% annualized cash compensation) will be paid in a lump sum on or prior to the last day of employment or, at the employee’s option, in equal monthly installments for the remainder of the term of the agreement. Appropriate levels of employment agreement potential payments were based on an evaluation of what is appropriate in the community banking industry with particular focus on competitor banking companies in Virginia. Potential payments upon termination or change in control do not influence decisions regarding any element of compensation. There are material conditions and obligations applicable to payments upon termination or change in control as outlined under “Executive Compensation”. The severance and change in control payments discussed above are limited by TARP Regulations. These limitations will only apply so long as the Treasury’s investment in our preferred stock remains outstanding. The severance and change in control payments are also limited by the restrictions on severance and other termination-related payments to which we are subject while the Written Agreement is in place. For additional information regarding employment agreements, see “Executive Compensation” above.

Also shown below are the estimated values of the accelerated vesting of restricted stock that would occur under the named executive officers’ employment agreements or under the terms of the restricted stock awards upon certain termination events or a change in control, based on the closing price of a share of our common stock as reported on the NASDAQ Global Market on December 30, 2011, the last business day of 2011. No values are provided for accelerated vesting of options, because all options held by the named executive officers at December 31, 2011 were already vested.

Potential Payments Upon Termination or Change in Control Table

Name (1)	Benefit	Before Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason
Joe A. Shearin (2)	Post termination compensation	$ 906,300	$ 935,543
	Early vesting of restricted stock	-	17,085
	Early vesting of stock options	-	-
		$ 906,300	$ 952,628

Joseph H. James, Jr.	Post termination compensation	$ 173,355	$ 470,624
	Early vesting of restricted stock	-	6,834
	Early vesting of stock options	-	-
		$ 173,355	$ 477,458

James S. Thomas	Post termination compensation	$ 150,000	$ 379,158
	Early vesting of restricted stock	-	5,226
	Early vesting of stock options	-	-
		$ 150,000	$ 384,384

(1) Mr. Haskett has not been included in the above table due to his resignation on August 31,

2011, which terminated his employment agreement. Mr. Haskett did not receive any post termination compensation in connection with his resignation. Messrs. Sothen and Taylor have not been included in the above table because they do not have employment agreements with the Company or any unvested options or restricted stock as of December 31, 2011.

(2) In addition to the post termination compensation shown, if Mr. Shearin’s employment terminates without cause or for good reason before a change in control, Mr. Shearin will be entitled to receive continuing health insurance benefits for himself and his dependents for the shorter of the remainder of the then current term of his agreement or the period for which he would be entitled to COBRA benefits, in either case with such premiums paid by the Company,

and will be entitled to receive out-placement services for up to two years paid for by the

Company up to a total of $10,000.

PROPOSAL TWO

ADVISORY, NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The EESA, as subsequently amended by the ARRA, includes a provision requiring that Capital Purchase Program participants, such as the Company, provide a separate advisory shareholder vote at each annual meeting of shareholders held during the TARP period to approve the compensation of the named executive officers as disclosed pursuant to the compensation rules of the SEC. The shareholder vote (i) is not binding on the Board of Directors of the Company, (ii) may not be construed as overriding any decision by the participant’s Board of Directors, and (iii) does not create or imply any additional fiduciary duty by such Board. As noted earlier, the Compensation Committee will however, take into account the outcome of the vote when considering future executive compensation arrangements.

Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote to approve the Company’s named executive officer compensation as described above in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation and the related narrative.

Non-binding approval of the Company’s compensation of named executive officers requires an affirmative vote of a majority of the shares cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal and therefore will not affect the determination as to whether the Company’s named executive officer compensation as disclosed in this Proxy Statement is approved.

If a proxy specifies how the shares are to be voted on this proposal, the shares will be voted in accordance with such specifications. If a shareholder returns a proxy card but fails to specify how to vote his or her shares with respect to this proposal, the shares represented by the proxy will be voted to approve the compensation of the named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Certain Relationships and Related Transactions

Some of the directors and officers of the Company are at present, as in the past, customers of the Bank, and the Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates. These transactions have been, and in the future will be made, on substantially the same terms, including interest rates on deposits and interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with parties not related to the Company or the Bank. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to related parties are approved by the Bank’s board of directors with the related party (or any director with a material interest in the related party) not present. The aggregate balance of loans to directors and executive officers of the Company and EVB totaled $11.4 million at December 31, 2011, or 11.9% of the Company’s equity capital at that date.

For additional information about other transactions between the Company or the Bank and directors or entities in which a director has an interest, please see “Independence of the Directors” beginning on page 8 of this Proxy Statement.

There were no other transactions during 2011 between the Company’s directors or officers and the Company or the Bank, nor are there any proposed transactions in which the amount involved exceeds $120,000. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof is a party that are adverse to the Company or any of its subsidiaries or involve a material interest adverse to the Company or any of its subsidiaries.

The Board of Directors and the Company are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that Related Party Transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, as a general matter, it is the Company’s preference to avoid Related Party Transactions. Nevertheless, the Company recognizes that there are situations where Related Party Transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to Related Parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

Related Parties include directors, director nominees, executive officers, shareholders known to own 5% or more of the Company’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.

As required under SEC rules, transactions exceeding $120,000 that are determined to be directly or indirectly material to the Related Party are disclosed in the Company’s Proxy Statement. The Audit Committee reviews any Related Party Transaction. Any member of the Audit Committee who is a Related Party with respect to a transaction under review does not participate in the deliberations or vote on such transaction.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTANT

The Audit and Risk Oversight Committee has appointed Yount, Hyde & Barbour, P.C. (“YHB”) as the Company’s independent registered public accountant for the fiscal year ending December 31, 2012. YHB also served as independent registered public accountant for the fiscal year ended December 31, 2011. In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit and Risk Oversight Committee will consider making a change in the independent registered public accountant for 2013.

Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

Shareholder ratification of the appointment of YHB requires an affirmative vote of a majority of the shares cast on Proposal Three. Abstentions and broker non-votes will not be counted as votes cast on this proposal and therefore will not affect the determination as to whether the appointment of YHB is ratified. If a proxy specifies how the shares are to be voted on this proposal, the shares will be voted in accordance with such specifications. If a shareholder returns a proxy card but fails to specify how to vote his or her shares with respect to this proposal, the shares represented by the proxy will be voted to approve the ratification of the appointment of YHB.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

AUDIT INFORMATION

Fees of Independent Registered Public Accounting Firm

The following table presents the fees billed for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of the Company’s annual financial statements for the years ended December 31, 2011 and 2010, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods.

Independent Public Accountants’ Fee Table

	2011		2010
	Fees	Percentage	Fees	Percentage

Audit fees (1)	$137,400	93.0%	$133,500	87.7%
Audit-related fees (2)	1,850	1.2%	8,103	5.3%
Tax fees (3)	8,550	5.8%	10,700	7.0%
All other fees	-	0.0%	-	0.0%

	$147,800	100.0%	$152,303	100.0%

(1)  Audit fees consist of fees paid for audit and review services, consents, report and attestation on internal control over financial reporting and review of documents filed with the SEC.

(2)  Audit-related fees consist of fees paid for consultation concerning financial accounting and reporting standards.

(3)  Tax fees consist of fees paid for preparation of federal and state income tax returns, and consultation regarding tax compliance issues.

Pre-Approved Services

All of the audit services and non-audit services that were rendered by Yount, Hyde & Barbour, P.C. were pre-approved by the Audit and Risk Oversight Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions. Although the Audit and Risk Oversight Committee does not maintain a formal policy for the pre-approval of audit and non-audit services, the Audit and Risk Oversight Committee generally pre-approves such services as part of the committee’s approval of the scope of the engagement of the independent registered public accountant. If any non-audit services are desired that were not so pre-approved, the Audit and Risk Oversight Committee will pre-approve these services as necessary on a case-by-case basis.

Report of the Audit and Risk Oversight Committee

The following Report of the Audit and Risk Oversight Committee shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit and Risk Oversight Committee of the Company consists entirely of directors who meet the independence requirements of the NASDAQ listing standards and SEC rules. The Audit Committee is composed of Leslie E. Taylor, CPA (Chairman), Ira C. Harris, Ph.D., CPA, F. Warren Haynie, Jr., Charles R. Revere and Howard R. Straughan, Jr. The Audit and Risk Oversight Committee operates under a written Charter adopted by the Board of Directors.

The Audit and Risk Oversight Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditor is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

The Board of Directors has determined that Audit and Risk Oversight Committee Chairman Leslie E. Taylor, CPA, fulfills the applicable standard as an independent financial expert serving on the Audit and Risk Oversight Committee.

The Audit and Risk Oversight Committee met a total of eight times during 2011. During the course of those meetings, the Audit and Risk Oversight Committee:

1.	Reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2011.
2.

Discussed with the independent auditor the independent auditor’s independence from the Company, including the provision of tax and other non-audit services to the Company and the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T, and has concluded that the independent auditor is independent from the Company and its management.

3.

Reviewed with the independent auditor the written disclosures and the letter required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit and Risk Oversight Committee concerning independence.

4.	Reviewed and discussed with the independent auditor the overall scope and plans for their respective audits.
5.	Discussed with the Company’s internal auditor the scope and plans for their internal audit work, and received and discussed regular reports on the status of the audit work completed.
6.	Reviewed Internal Audit services provided by the firm of Fowler and Associates on an outsourced basis for the year 2011.
7.	Discussed with management, the independent auditor and the Company’s internal auditor the adequacy of the system of internal controls.

8.	Received regular updates on the status of the Company’s on-going compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
9.	Monitored on-going “whistleblower” procedures in compliance with Section 301 of the Sarbanes-Oxley Act of 2002.
10.	Provided Board oversight over the establishment of comprehensive risk management programs throughout the organization.
11.

Maintained a direct reporting relationship with the Chief Risk Officer of the Company, and received status reports at each meeting related to other on-going risk management activities within the organization, including but not limited to: internal control self-assessment, credit review, compliance, and regulatory activities within the organization, including those in connection with the Written Agreement.

Based on the reviews and discussions referred to above, the Audit and Risk Oversight Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit and Risk Oversight Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

The Audit and Risk Oversight Committee

Leslie E. Taylor, CPA, Chairman

Ira C. Harris, Ph.D., CPA

F. Warren Haynie, Jr.

Charles R. Revere

Howard R. Straughan, Jr.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

The Company presently anticipates holding the 2013 annual meeting of shareholders on Thursday, May 16, 2013. Under Rule 14a-8 of Regulation 14A of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2013 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560, no later than December 17, 2012, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting.

The Company’s bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the Rule 14a-8 process. For a shareholder to nominate a candidate for director at the 2013 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2013 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice as specified by the Company’s bylaws. For a shareholder to bring other business before the 2013 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2013 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other matters as specified by the Company’s bylaws. Any shareholder may obtain a copy of the Company’s bylaws, without charge, upon written request to the Secretary of the Company, whose address is P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Based upon an anticipated date of May 16, 2013 for the 2013 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than March 17, 2013 and no earlier than February 15, 2013. The proxy solicited by the Board of Directors for the 2013 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by March 17, 2013.

OTHER MATTERS

THE COMPANY’S 2011 ANNUAL REPORT TO SHAREHOLDERS (THE “ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 (THE “2011 FORM 10-K), AND THE COMPANY’S FINANCIAL STATEMENTS AS FILED WITH THE SEC, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE 2011 FORM 10-K FILED WITH THE SEC, INCLUDING A LIST OF ALL ITS EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY, WHOSE ADDRESS IS P.O. BOX 1455, 330 HOSPITAL ROAD, TAPPAHANNOCK, VIRGINIA 22560. EXHIBITS TO THE 2011 FORM 10-K ARE AVAILABLE FOR A REASONABLE FEE. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIAL.

z	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY EASTERN VIRGINIA BANKSHARES, INC.	{
☒

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoint(s) F. L. Garrett, III and William L. Lewis, jointly and severally, proxies, with full power to act alone, and with full power of substitution to represent the undersigned and to vote, as designated below, all the shares of common stock of Eastern Virginia Bankshares, Inc. (the “Company”) that the undersigned would be entitled to vote as of April 4, 2012, at the annual meeting of shareholders to be held on May 17, 2012, at King William Ruritan Club, 156 Ruritan Lane, King William, Virginia, at 10:00 A.M, or any adjournment thereof.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Please sign exactly as stock is registered. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	For All	Withhold All	For All Except
1. TO ELECT AS DIRECTORS THE NOMINEES LISTED BELOW.	☐	☐	☐

W. Rand Cook	Charles R. Revere	F. L. Garrett, IlI
Joe A. Shearin	Ira C. Harris	Howard R. Straughan, Jr.
Leslie E. Taylor	William L. Lewis	Michael E. Fiore
Jay T. Thompson, III	W. Gerald Cox	Eric A. Johnson
W. Leslie Kilduff, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

	For	Against	Abstain
2. To approve, on an advisory (non-binding) basis, the compensation of the Company’s executive officers.	☐	☐	☐
	For	Against	Abstain
3. To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accountant for 2012.	☐	☐	☐

4.   To act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of the accompanying proxy statement, management has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named as proxies intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

If you plan to attend the Annual Meeting of Shareholders in person, please indicate the number of individuals planning to attend.	ž		☐

x	y

¿	Detach above card, sign, date and mail in postage paid envelope provided. EASTERN VIRGINIA BANKSHARES, INC.	¿
c/o Registrar and Transfer
10 Commerce Drive
Cranford, NJ 07016

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT:
http://www.bankevb.com/2012proxy	5612